Exhibit 99.1

Clipper Realty Inc. Reaches Agreement with New York City on 40-Year Real Property Tax Exemption for Flatbush Gardens Property

NEW YORK, July 5, 2023 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced a 40-year regulatory agreement between its 2,500-unit Flatbush Gardens property and the New York City Department of Housing Preservation and Development (“HPD”) under Article XI of the Private Housing Finance Law. For the term of this agreement, the project will receive a full abatement of real estate taxes, commit to maintain current rents (as adjusted for annual Rent Guidelines Board “RGB” increases) and to make capital improvements over a three-year period, among other matters. Nixon Peabody LLP served as lead counsel to the Company in negotiating the terms of the agreement.

Flatbush Gardens is a 59-building complex located along Foster Avenue between Nostrand and Brooklyn Avenues in the East Flatbush neighborhood of Brooklyn acquired by an affiliate of the Company through its predecessor in late 2005. The complex was constructed around 1950 and contains 2,494 studio, one-bedroom, two-bedroom, and three-bedroom apartments, and four below-grade garages over 21 acres. All leases at the property have been rent stabilized since inception and registered with the Division of Housing and Community Renewal (“DHCR”).

As a part of the agreement with HPD to receive the Article XI tax exemption, Flatbush Gardens has committed to a three-year capital improvement plan at the property, maintenance of rents within current categories based on area median income, a set aside of vacant units for formerly homeless households, and an increase in pay rates of non-union employees at the property to prevailing wage guidelines. The three-year capital improvement commitment could amount to approximately $27 million and follows improvements over the last three years of about the same amount. This transaction is expected to be accretive to our AFFO and FFO. The Company partnered with the NYC Housing Partnership as not-for-profit sponsor for the project.

About Clipper Realty Inc.

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on the Company, please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the SEC, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed from time to time with the SEC.

Contact Information:

Lawrence Kreider

Chief Financial Officer

(718) 438-2804 x2231

larry@clipperrealty.com